Exhibit 10.15

Non-Employee Director Compensation Policy

The Company’s Non-Employee Director Compensation Policy is summarized below. Employee directors shall not receive any additional compensation for serving on the company’s board of directors. Non-employee Director Compensation shall consist of a combination of cash compensation and equity compensation as follows:

Cash Compensation

●	Annual Board Retainer:

oChairperson: $95,000

oMember: $40,000

●	Annual Audit Committee Retainer:

oChairperson: $7,500

oMember: $3,500

●	Annual Compensation Committee Retainer

oChairperson: $5,000

oMember: $2,500

●	Annual Nominating & Corporate Governance Committee Retainer

oChairperson: $4,000

oMember: $2,500

Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

●	Initial Grant:Each Eligible Director who is initially elected or appointed to serve on the board of directors after the date of the merger will automatically be granted an equity award with a value of approximately $200,000 prorated for the portion of the year such Eligible Director is expected to serve (each, an “Initial Grant “). The Initial Grants will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.
●	Annual Grant:An Eligible Director who is serving on the board of directors as of the date of the annual meeting of the Company’s stockholders each calendar year will be granted, on such annual meeting date, an equity award with a value of approximately $200,000 (each, an “Annual Grant “). Each Annual Grant will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.
●	Chairman Grant:In addition to the Initial and Annual grants received as an Eligible Director, the Chairman of the Board shall receive an additional equity award with a value of approximately $100,000 prorated for the portion of the year such Eligible Director is expected to serve (each, a “Chairman Grant “). Each Chairman Grant will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to such Chairman’s continued service through the applicable vesting date.

In addition, each Initial Grant Annual Grant and Chairman Grant will vest in full upon a change in control of the company (as defined in the Equity Incentive Award Plan).

Compensation under the Non-Employee Director Compensation Policy will be subject to the annual limits on non-employee director compensation set forth in the Equity Incentive Award Plan.

STAI Board of Directors

1.Brad Buswell* – Chairman

2.Dolan Falconer

3.Thomas McMillen*

4.Keisha Lance Bottoms*

5.Jim Jenkins*

6.Michael McGarrity*

7.[TBD]

*Non-Employee Director

Audit Committee:

Jim Jenkins - Chair

Kiesha Lance Bottoms

Tom McMillen

Compensation Committee

Kiesha Lance Bottoms – Chair

Brad Buswell

Jim Jenkins

Nominating Committee:

Tom McMillen - Chair

Brad Buswell

Mike McGarrity

Director Annual Compensation

(FY 2025)

Director	Annual Equity Grant	Annual Board Retainer	Audit Comm Retainer	Comp Comm Retainer	Nom Comm Retainer	Total Cash (Annual)	Total Cash (Quarter)	Total Annual Retainer
Brad Buswell*	$300,000	$95,000		$2,500	$2,500	$100,000	$25,000	$400,000
Dolan Falconer	$0	$0	$0	$0	$0	$0	$0	$0
Jim Jenkins*	$200,000	$40,000	$7,500	$2,500		$50,000	$12,500	$250,000
Keisha Bottoms*	$200,000	$40,000	$3,500	$5,000		$48,500	$12,125	$248,500
Mike McGarrity*	$200,000	$40,000			$2,500	$42,500	$10,625	$242,500
Tom McMillen*	$200,000	$40,000	$3,500		$4,000	$47,500	$11,875	$247,500
[TBD]

*Non-employee Directors